THE GUITAMMER COMPANY

...leaders in low frequency sound...

February 10, 2012

Mr. John C. Ertmann
5561 Bow Falls Blvd.
Dublin, OH 43016

Memorandum of Understanding between Guitammer and John Ertmann

This memorandum (the "Agreement"), dated as of January 1, 2012 between The Guitammer Company ("the Company"), a Nevada Corporation and John C. Ertmann ("Ertmann"), an individual residing in Dublin, Ohio, is designed to set forth the outline of the agreement between both parties prior to a definitive contract being signed. Therefore, both parties agree regarding the following:

1) Services: Ertmann will provide advisory services to the Company. The amount of time spent by Ertmann on the Company's behalf will vary week to week and shall be mutually agreed upon by the Company and Ertmann as part of the definitive contract. It is explicitly agreed and understood that during the term of this Agreement, Ertmann will also be providing advisory services to The Salvation Army and that such services generally require an average of approximately thirty hours of his time.

2) Term: Three months, as of January 1, 2012 through and including March 31, 2012. This Agreement will renew for an additional period of three months, and thereafter for additional periods of three months each, upon the written agreement between Ertmann and the Company no less than thirty days prior to the start of a new thirty day period. Either party may cancel this Agreement for the subsequent period with thirty days notice.

3) Payment: Ertmann will be compensated at the rate of 40,000 units [i.e. 40,000 shares of common stock and 40,000 warrants] per month under the same terms and conditions of the unit offering set forth in the Company's July 9th Private Placement Memorandum. The Company and Ertmann will make best efforts to execute the necessary paperwork for each month's compensation no later than the 15th of the current month (I.e. best efforts will be made to complete January 2012's compensation paperwork no later than February 15, 2012).

4) Expenses: The Company will promptly reimburse Ertmann for all reasonable out of pocket expenses, including travel, incurred while providing his services on the Company's behalf, as long as those expenses are approved in writing by the Company prior to their expenditure. In this connection, Ertmann shall submit an expense report with supporting documentation to the Company, the Company shall

5) Employment: Ertmann will not be an employee of the Company.

6) Formal Contract: The parties agree discuss and work together in good faith to enter into a more formal contract or agreement, if desired by both parties, as soon as reasonable and Ertmann will take the lead in securing the appropriate contractual language he considers a requirement. Both Ertmann and the Company will be reasonable for only their legal fees and not the legal fees of the other party.

7) Other Matters: Both Ertmann and the Company agree to negotiate in good faith these and others issues as pertinent to create a mutually agreeable definitive contract.

By: [signature]

John C. Ertmann

[signature]

Mark A. Luden

The Guitammer Company

Dated:
2/15/12

[signature]
2/15/12